Exhibit 10.1

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT, dated as of May 1, 2026 (this “Agreement”), is entered into by and among by and among Blueport Acquisition Ltd, a Cayman Islands exempted company (“Parent”), Singauto Inc., a Cayman Islands exempted company (the “Company”), and the shareholder(s) of the Company listed on Exhibit A hereto (the “Shareholders”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent and the Company are parties to that certain Agreement and Plan of Merger dated as of the date hereof, as amended, modified or supplemented from time to time (the “Merger Agreement” (for the purpose of this Agreement, Merger Agreement includes the ancillary documents or exhibits thereof) which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) NeoCryo Inc, a Cayman Islands exempted company, shall have been formed as a wholly owned subsidiary of Parent (“Purchaser”), (b) NeoCryo Merger Sub Ltd, a Cayman Islands exempted company, shall have been formed as a wholly owned subsidiary of Parent (“Merger Sub”), (c) Parent will be merged with and into Purchaser, with Purchaser surviving such merger (the “Reincorporation Merger”), and (d) Merger Sub will be merged with and into the Company (the “Acquisition Merger”), with the Company surviving such merger as a direct wholly owned subsidiary of Purchaser;

WHEREAS, as of the date hereof, each Shareholder owns the number of ordinary shares, par value $0.0001 each, of the Company set forth on Exhibit A (of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Shareholder is executing and delivering this Agreement to Parent.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.1 thereof (the “Expiration Time”), each Shareholder, with respect to its Shares, hereby irrevocably agrees to vote:

   (a) In  Favor of Acquisition Merger and the Requisite Company Vote. At any meeting of the shareholders of the Company or any class of shareholders of the Company called to seek the Requisite Company Vote, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or any class of shareholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any Additional Agreement or the Acquisition Merger is sought, such Shareholder shall (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Shares in favor of granting the Requisite Company Vote or, if there are insufficient votes in favor of granting the Requisite Company Vote, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date.

(b) Against Other Transactions. At any meeting of shareholders of the Company or any class of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall:

(i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Shares to be counted as present at such meeting for purposes of establishing a quorum; and

(ii) vote (or cause to be voted) the Shares (including by proxy, withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Merger Agreement, any other transaction contemplated thereby and the Acquisition Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any equity securities of the Company or any of its subsidiaries or any successor entity of the Company or such subsidiary (other than any such transaction permitted under the Merger Agreement), (ii) any transaction with respect to the direct or indirect sale of the Company, or its equity interests, business or material assets (a “Company Competing Transaction”) that would prohibit or impair the Acquisition Merger, and (iii) any amendment of the Organizational Documents of the Company or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or any Additional Agreement, the Reincorporation Merger, the Acquisition Merger, any other transaction or change in any manner the voting rights of any class of the Company’s share capital.

(c) Revoke Other Proxies. Such Shareholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked.

2.  No Transfer. Other than (a) pursuant to this Agreement,  or (b) upon the consent of the Company and Parent, from the date of this Agreement until the Expiration Time, such Shareholder shall not, directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any Person other than pursuant to the Merger Agreement and the Acquisition Merger; (ii) grant any proxies (other than as set forth in this Agreement or a proxy granted to a representative of such Shareholder to attend and vote at a shareholders meeting which is voted in accordance with this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Shares), or enter into any other agreement, with respect to any Shares; (iii) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Shareholder from performing its obligations hereunder; or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Shareholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Shareholder hereby authorizes and requests Parent or the Company to notify the Company’s transfer agent or such other Person with the responsibility for maintaining the Company’s register of members that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting of the Shares). Such Shareholder agrees with, and covenants to, Parent and the Company that such Shareholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Shares in violation of this Section 2.

3. Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants for and on behalf of itself to the Company as follows:

(a) The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the organization documents of Shareholder), or (iv) conflict with or result in a breach of or constitute a default under any provision of Shareholder’s Organizational Documents.

(b) Shareholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to the Shares free and clear of any Lien (other than (i) pursuant to this Agreement or (ii) transfer restrictions under applicable securities laws) and has the sole power (as currently in effect) to vote the Shares and has not entered into any voting agreement or voting trust with respect to any of the Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(c) Shareholder is a natural person or a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, has the power, authority and capacity to execute, deliver and perform this Agreement, has not entered into any agreement or undertaking that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement and that this Agreement has been duly authorized, executed and delivered by Shareholder. This Agreement, assuming due authorization, execution and delivery hereof by the Company and Parent, constitutes a legal, valid and binding obligation of Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles).

(d) As of the date of this Agreement, there is no action, proceeding or, to the Shareholder’s knowledge, investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Shares, the validity of this Agreement or the performance by the Shareholder of its obligations under this Agreement.

(e) Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(f) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent, Purchaser, Merger Sub or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Shareholder, on behalf of the Shareholder.

4. New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Shares are issued to Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Shares or otherwise, (b) a Shareholder purchases or otherwise acquires beneficial ownership of any Shares, or (c) a Shareholder acquires the right to vote or share in the voting of any Shares (collectively, the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares owned by such Shareholder as of the date hereof.

5. Termination. This Agreement and the obligations of Shareholder under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual agreement of the Company and Parent. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

6. Miscellaneous.

(a) Except as otherwise provided herein or in the Merger Agreement or any Additional Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby or thereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to Shareholder:

To such Shareholder’s address set forth in Exhibit A.

If to the Company, to:

Singauto Inc.

16 Collyer Quay

Collyer Quay Centre #06-02

Singapore 049318

Attention: Jimmy Tan

Email: jimmy.tan@singautotech.com

with a copy to (which shall not constitute notice):

Robinson + Cole LLP

666 Third Avenue, 20th Floor

New York, NY 10174

Attention: Arila E. Zhou, Esq.

Email: azhou@rc.com

If to Parent, to:

Blueport Acquisition Ltd

366 Madison Avenue, 3rd Floor

New York, NY 10017

Attn: William Rosenstadt
Email: wsr@orllp.legal

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Giovanni Caruso, Esq.
Email: gcaruso@loeb.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court within the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Each Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the transactions contemplated hereby and thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

(j) This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and each Shareholder.

(k) This Agreement shall not be effective or binding upon Shareholder until such time as the Merger Agreement is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in Parent by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Shareholder and the Shares as so changed.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (m).

(n) Shareholder hereby authorizes Parent and the Company to publish and disclose in any disclosure required by the United States Securities and Exchange Commission the Shareholder’s identity and beneficial ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDERS:

NEW VOYAGE HOPE LTD

By:	/s/ Zhang Man
Name:	Zhang Man
Title:	Director

THARWAH GLOBAL INVESTMENT FZE LLC

By:	/s/ Gu Min
Name:	Gu Min
Title:	Director

GREENWHEEL GROUP LTD

By:	/s/ Liu Yuqiang
Name:	Liu Yuqiang
Title:	Director

COMPANY:

SINGAUTO INC.

By:	/s/ Yuqiang Liu
Name:	Yuqiang Liu
Title:	Director

PARENT:

BLUEPORT ACQUISITION LTD

By:	/s/ William Rosenstadt
Name:	William Rosenstadt
Title:	Chief Executive Officer